EXHIBIT 10.1

ZIOPHARM ONCOLOGY, INC.

Amendment No. 1 to

Employment Agreement

This Amendment No. 1 to Employment Agreement (“Amendment”) is made as of March 30, 2012 (the “Amendment Effective Date”), by and between ZIOPHARM Oncology, Inc., a Delaware corporation (the “Company”), and Hagop Youssoufian, M.Sc., M.D. (“Employee”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Employment Agreement (as defined below).

Recitals

Whereas, the Company and Employee have entered into that certain Employment Agreement, dated as of July 8, 2011 (the “Employment Agreement”);

Whereas, Section 11(a) of the Agreement permits the parties to amend the Agreement through a written instrument signed by a duly authorized officer of the Company; and

Whereas, the Company and Employee wish to amend the Employment Agreement in the manner provided herein in.

Agreement

Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the Company and Employee hereby agree as follows:

1.          Section 4(e) of the Employment Agreement is hereby amended and restated to read in its entirety as follows:

“(e)           Expenses.  The Company shall reimburse Employee for all normal, usual and necessary expenses incurred by Employee in furtherance of the business and affairs of the Company, including but not limited to reasonable travel, hotel and entertainment expenses incurred by Employee in connection with his work responsibilities in Boston, Massachusetts, New York, New York and Germantown, Maryland; provided that Employee will not be eligible for reimbursement for travel or hotel expenses in connection with his work in: (i) New York while he is living in New Jersey or (ii) in Boston while he is living in the Greater Boston area. Employee shall be reimbursed upon timely receipt by the Company of appropriate vouchers or other proof of Employee’s expenditures and otherwise in accordance with any expense reimbursement policy as may from time to time be adopted by the Company.  The Company’s expense reimbursement policy generally requires that application for reimbursement be made as soon as practicable after the expense is incurred, but in no event more than one year after the date of the expense.  Reimbursements are made by the Company no less frequently than monthly.”

1.          Section 4(f) of the Employment Agreement is hereby amended and restated to read in its entirety as follows:

“(f)          Relocation. Employee shall relocate his permanent residence to the Greater Boston area from Princeton, New Jersey, by no later than October 1, 2012 (the “Moving Date”). Subject to Employee’s relocation to the Greater Boston area by the Moving Date, the Company will promptly reimburse Employee for reasonable, out of pocket, relocation expenses including, but not limited to: (i) reasonable costs associated with packing and moving Employee’s personal and household goods to the Greater Boston area, including without limitation shipment of furniture, household items and artwork, vehicles, personal effects, and the like; (ii) New Jersey area home closing costs (customary real estate closing costs for sale of existing home, including realtor’s commission up to 6%), but excluding seller-paid points, pro-rated taxes, pro-rated interest and sellers’ allowances; and (iii) Boston area normal closing costs for purchase of a new home with a maximum of 1% for loan origination fee and excluding discount points, pre-paids and homeowner association fees, up to a combined maximum of $20,000 for all expenses (the “Relocation Reimbursement”). All payments under this subsection shall be made upon timely receipt by the Company of appropriate vouchers or other proof of Employee’s expenditures and otherwise in accordance with the Company’s expense reimbursement policy as may from time to time be adopted by the Company. In addition, in order to qualify for the Relocation Reimbursement, Employee must remain an employee in good standing of the Company as of the date that the applicable cost or expense is incurred. Employee will be solely responsible for any relocation expenses exceeding the Relocation Reimbursement and the Company will not be obligated to provide any additional or other relocation benefits or relocation assistance to Employee except as set forth in this Agreement. If Employee terminates his employment with the Company within one year of the Amendment Effective Date for any reason other than his death or Disability (as defined in the Agreement), Employee will be required to repay to the Company any Relocation Reimbursement received. To the extent taxable to Employee, the Company will “gross-up” the Relocation Reimbursement to offset the impact on Employee of United States federal income taxes on such payments.”

2.          Section 4 of the Employment Agreement is hereby amended to add the following subsection:

“(i)          Retention Bonus. The Company shall pay Employee a one time retention bonus (the “Retention Bonus”) in the amount of $200,000 on the Amendment Effective Date. In the event that Employee terminates his employment without Good Reason (as defined in the Agreement) or the Company terminates Employee’s employment for Cause (as defined in the Agreement), in either case prior to the one year anniversary of the Amendment Effective Date, Employee shall refund the Retention Bonus to the Company, without interest or other charges; provided that (i) for each full month of employment completed by Employee after the Amendment Effective Date, Employee’s obligation to refund the Retention Bonus will be reduced by $16,667; and (ii) in the event that Employee terminates his employment for Good Reason or the Company terminates Employee’s employment without Cause, Employee shall have no obligation to refund any portion of the Retention Bonus. In the event that Employee is obligated to refund any portion of the Retention Bonus, Employee authorizes the Company to deduct such amounts from Employee’s unpaid wages or other amounts due to the fullest extent permitted by law, in set-off against the amount owed to the Company. Notwithstanding anything set forth herein to the contrary, in the event of the occurrence of a Change of Control (as defined in the Agreement), any portion of the Retention Bonus remaining subject to forfeiture hereunder shall vest immediately and no longer be subject to forfeiture.”

3.          All other terms of the Employment Agreement shall remain in full force and effect.

4.          Employee acknowledges that he is knowingly and voluntarily entering into this Amendment, and that the Company has not required Employee’s entering into this Amendment as a condition to Employee’s continued employment by the Company.

5.          This Amendment does not alter the status of Employee’s at-will employment relationship with the Company and, subject to the terms of this Amendment, does not in any way interfere with Employee’s right or the Company’s right to terminate Employee’s employment at any time, with or without Cause or advance notice, which rights are hereby expressly reserved.

6.          This Amendment shall be governed by and construed under the laws of the Commonwealth of Massachusetts, without regard to conflict of laws principles.

7.          This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

In Witness Whereof, the undersigned have executed this Amendment as of the day and year first set forth above.

COMPANY:

ZIOPHARM Oncology, Inc.

By:	/s/ Jonathan Lewis
Jonathan Lewis, M.D. Ph.D.
Chief Executive Officer

EMPLOYEE:

/s/ Hagop Youssoufian
Hagop Youssoufian, M.Sc., M.D.